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                                                                                               EXHIBIT 12

                                                  APPALACHIAN POWER COMPANY
                               Computation of Consolidated Ratios of Earnings to Fixed Charges
                                              (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1998      1999      2000      2001     2002     3/31/03
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds             $ 72,057  $ 65,697  $ 56,003  $ 48,441   $ 43,743  $ 41,086
  Interest on Other Long-term Debt               40,642    50,712    59,559    61,045     67,212    71,509
  Interest on Short-term Debt                     4,245     5,959     8,847    10,722      4,890     3,069
  Miscellaneous Interest Charges                 11,470     8,212    26,284     4,285      6,453     6,950
  Estimated Interest Element in Lease Rentals     5,900     6,100     6,300     5,800      4,500     4,500
                                               --------  --------  --------  --------   --------  --------
     Total Fixed Charges                       $134,314  $136,680  $156,993  $130,293   $126,798  $127,114
                                               ========  ========  ========  ========   ========  ========

Earnings:
  Income Before Extraordinary Item             $ 93,330  $120,492  $ 64,906  $161,818   $205,492  $229,304
  Plus Federal Income Taxes                      43,941    70,950   117,872    81,934    100,974   120,115
  Plus State Income Taxes                         6,845     5,085    15,307    14,789      9,952     2,027
  Plus Fixed Charges (as above)                 134,314   136,680   156,993   130,293    126,798   127,114
                                               --------  --------  --------  --------   --------  --------
     Total Earnings                            $278,430  $333,207  $355,078  $388,834   $443,216  $478,560
                                               ========  ========  ========  ========   ========  ========

Ratio of Earnings to Fixed Charges                 2.07      2.43      2.26      2.98       3.49      3.76
                                                   ====      ====      ====      ====       ====      ====
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